EXHIBIT 10.5

EMPLOYMENT AGREEMENT

BY AND BETWEEN

JAZZ PHARMACEUTICALS, INC.

AND

MATTHEW K. FUST

i

23.	Cumulative Remedies.	19

24.	Further Assurances.	19

25.	Counterparts.	19

ii

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into on February 18, 2004, by and between JAZZ PHARMACEUTICALS, INC., a Delaware corporation (the “Company”), and MATTHEW K. FUST (the “Executive”). The Company and the Executive are hereinafter collectively referred to as the “Parties”, and individually referred to as a “Party”.

RECITALS

A. The Company retained the services of the Executive pursuant to an offer letter, dated April 22, 2003 (the “Offer Letter”).

B. In connection with the Company’s sale of Series A Preferred Stock to investors, the Executive and the Company entered into the Amended and Restated Stock Purchase Agreement, dated April 30, 2003 (the “Stock Agreement”).

C. Certain parties are now proposing to purchase shares of the Company’s Series B Preferred Stock and Series B Prime Preferred Stock.

D. The Company and the Executive wish to enter into this Agreement in order to (i) amend and restate the terms and conditions of the Company’s retention of the Executive’s services and (ii) amend and restate the terms and conditions of certain restrictions on the capital stock of the Company held by the Executive.

AGREEMENT

NOW THEREFORE, FOR GOOD AND VALUABLE CONSIDERATION, THE PARTIES AGREE AS FOLLOWS:

1.	Integration.

This Agreement and the Transactional Agreements constitute the entire agreement between the Company and the Executive regarding the subject matter hereof and thereof and supersede and replace any and all prior oral and written negotiations, correspondence, understandings and agreements between the parties regarding the subject matter hereof and thereof; provided, however, the Offer Letter, the Stock Agreement, and the Employee Confidential Information and Inventions Agreement between the Company and the Executive shall remain in full force and effect. To the extent this Agreement conflicts with the Offer Letter or the Stock Agreement, this Agreement controls. To the extent this Agreement conflicts with the Employee Confidential Information and Inventions Agreement, the Employee Confidential Information and Inventions

Agreement controls. To the extent this Agreement conflicts with the terms of the Company’s employee handbook in effect from time to time, this Agreement controls. For purposes of this Agreement, the “Transactional Agreements” shall mean the Preferred Stock Purchase Agreement (the “Purchase Agreement”) dated January 27, 2004 among the Company and other parties identified therein, the Amended and Restated Investor Rights Agreement (the “Investor Rights Agreement”) of even date herewith among the Company and other parties identified therein, the Amended and Restated Right of First Refusal and Co-Sale Agreement (the “Right of First Refusal Agreement”) of even date herewith among the Company and the parties identified therein, and the Amended and Restated Voting Agreement (the “Voting Agreement”) of even date herewith among the Company and the parties identified therein, each as may be amended in accordance with its terms.

2.	Definitions.

For purposes of this Agreement, the following terms shall have the following meanings:

2.1. “Affiliate” shall mean, with respect to any Person, a Person directly or indirectly controlling, controlled by, or under common control with, such Person.

2.2. “Annual Bonus Rate for the Termination Year” shall mean:

2.2.1. if the Executive has not previously received an annual bonus at the time of termination, the Executive’s Bonus Rate; and

2.2.2. if the Executive has previously received an annual bonus payment at the time of termination, the lesser of the Executive’s Bonus Rate and the product of the Managers’ Bonus Rate for the year in which the termination occurs times the Executive’s target bonus percentage for the year in which the termination occurs.

2.3. “Annual Bonus Rate for the Reference Year” shall mean:

2.3.1. if the Executive has not previously received an annual bonus at the time of termination, the Executive’s Bonus Rate; and

2.3.2. if the Executive has previously received an annual bonus payment at the time of termination, the lesser of the Executive’s Bonus Rate and the product of the Managers’ Bonus Rate for the Reference Year times the Executive’s target bonus percentage for the year in which the termination occurs.

2.4. “Call” shall mean the right of the Company to buy Vested Shares pursuant to Section 9.4.

2.5. “Cause” shall mean the occurrence of any of the following events:

2.5.1. the Executive’s willful misconduct or gross negligence that is materially injurious to the Company;

2.5.2. the Executive’s conviction or plea of guilty or nolo contendere to any felony or crime involving moral turpitude;

2.5.3. the Executive’s commission of any act of fraud with respect to the Company;

2.5.4. the Executive’s willful violation of any federal or state securities law; or

2.5.5. the Executive’s willful and continued failure to perform the Executive’s job duties after 30 days’ written notice from the Board setting forth in detail the specific respects in which it believes the Executive has willfully and not substantially performed such job duties and a failure by Executive to cure within such 30-day period if capable of being cured.

2.6. “Change of Control” means (i) a sale of all or substantially all of the assets of the Company to a Person that is neither an Initial B/P Holder nor an Affiliate of an Initial B/P Holder, or to a Group that does not include an Initial B/P Holder or an Affiliate of an Initial B/P Holder, or a sale of all or substantially all of the assets of the Company to a Person in which the stockholders of the Company immediately prior to such transaction do not control more than 50% of the voting power immediately following the transaction; (ii) a transaction or series of related transactions by the Company (other than transaction(s) determined by the Board of Directors to be primarily for cash financing purposes) or by any stockholder or stockholders of the Company resulting in more than 50% of the voting power of the Company being held by a Person that is neither an Initial B/P Holder nor an Affiliate of an Initial B/P Holder, or by a Group that does not include an Initial B/P Holder or an Affiliate of an Initial B/P Holder; (iii) a merger or consolidation of the Company with or into a Person that is neither an Initial B/P Holder nor an Affiliate of an Initial B/P Holder, or with or into a Group that does not include an Initial B/P Holder or an Affiliate of an Initial B/P Holder, if and only if, after such merger or consolidation, directors of the Company immediately prior to such merger or consolidation do not constitute a majority of the directors of the surviving entity or its parent.

2.7. “Change of Control Severance” shall mean:

2.7.1. an amount, payable in one lump sum at the time of termination, equal to the product of (a) one-twelfth of the Executive’s annual base salary in effect at the time of termination times (b) the number of months included in the Severance Period, subject to standard deductions and withholdings;

2.7.2. an amount, payable in one lump sum at the time of termination, equal to the product of the Executive’s Bonus Rate times the Executive’s base salary in effect at the time of termination prorated, on the basis of a 365-day year, to reflect the number of days elapsed in the year of Executive’s termination prior to and including the date of termination;

2.7.3. an amount, payable in one lump sum at the time of termination, equal to the product of (a) one-twelfth of the Executive’s annual base salary as in effect at the time of termination times (b) the Executive’s Bonus Rate times (c) the number of months included in the Severance Period, subject to standard deductions and withholdings; and

2.7.4. an amount, payable monthly, equal to the monthly COBRA payments to continue medical and dental benefits for a period ending on the earlier of (a) the end of the last month of the Severance Period and (b) the date on which the Executive is covered by medical and dental insurance through his or her own employment.

2.8. “Common Shares” shall mean the shares of Common Stock that the Executive now owns or hereafter acquires from the Company.

2.9. “Complete Disability” shall mean the inability of the Executive to perform the Executive’s duties under this Agreement because the Executive has become permanently disabled within the meaning of any policy of disability income insurance then in force covering employees of the Company. In the event the Company has no policy of disability income insurance in force covering employees of the Company, the term “Complete Disability” shall mean the inability of the Executive to perform the Executive’s duties under this Agreement by reason of any incapacity, physical or mental, which the Board, based upon medical advice or an opinion provided by a licensed physician acceptable to the Board and the Executive, determines to have incapacitated the Executive from performing all of the Executive’s usual services for the Company for a period of at least 120 days during any 12 month period (whether or not consecutive) and is expected to continue to incapacitate the Executive thereafter. Based upon such medical advice or opinion, the determination of the Board shall be final and binding and the date such determination is made shall be the date of such Complete Disability for purposes of this Agreement.

2.10. “Executive’s Bonus Rate” shall mean:

2.10.1. if the Executive has not previously received an annual bonus, the target bonus percentage for the year in which the termination occurs;

2.10.2. if the Executive has previously received one annual bonus payment at the time of termination, that percentage calculated by dividing the annual bonus actually paid for the year to which the bonus relates by the salary actually paid for such year; or

2.10.3. if the Executive has received more than one annual bonus payment at the time of termination, the average over the prior two years of the percentage calculated by dividing the bonus actually paid for the year to which the bonus relates by the salary actually paid for such year.

2.11. “Fair Market Value” shall mean the value of the Shares determined in good faith by the Board of Directors, provided that (a)(i) if the Shares are listed on any established stock exchange or a national market system, their fair market value shall be the average of the closing sales price for the Shares as quoted on such system or exchange (or the largest such exchange) over the 5-trading-day period ending immediately prior to the date of the Notice of Put/Call Exercise, as reported in the Wall Street Journal or similar publication, and (ii) if the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, their fair market value shall be the mean between the closing bid and asked prices for the Shares on the date of the Notice of Put/Call Exercise (or if there are no quoted prices for such date, then for the last preceding business day on which there were quoted prices), and (b) if clauses (a)(i) or (a)(ii) are not applicable, the Board of Directors shall apply valuation techniques generally used by reputable investment bankers (without giving effect to any premium that might be paid by a strategic buyer in an acquisition) to determine the value of the Shares as of the date of the Notice of Put/Call Exercise.

2.12. “Founder Shares” shall mean shares of Common Stock that the Executive owns immediately prior to the Initial Closing (as defined in the Purchase Agreement).

2.13. “Good Reason” shall mean the occurrence of any of the following events without the Executive’s written consent:

2.13.1. a substantial diminution by the Company in the nature or status of the Employee’s responsibilities or an adverse change in title or reporting level as they exist on the date of this Agreement, or the addition of responsibilities of a nature or status inconsistent with the office of Senior Vice President and Chief Financial Officer of a company such as the Company;

2.13.2. the relocation of the Company’s executive offices or principal business location to a point more than 20 miles (or greater distance with the prior written consent of the Executive) from the Company’s current facilities in Palo Alto, California;

2.13.3. a reduction by the Company of the Executive’s base salary or bonus rate as initially set forth herein or as the same may be increased from time to time, other than a comparable across-the-board reduction in base salary or bonus rate of (a) the Company’s employees generally, or (b) the senior officers generally (if approved by a majority of the Company’s senior officers), in each case as a result of the Company’s need to conserve capital;

2.13.4. any action by the Company (including the elimination of benefit plans without providing substitutes thereof or the reduction of the Executive’s benefits thereunder) that would materially diminish the aggregate value of the Executive’s fringe benefits as they exist at such time, other than a comparable across-the-board diminution in fringe benefits of (a) the Company’s employees generally, or (b) the senior officers generally (if approved by a majority of the Company’s senior officers), in each case as a result of the Company’s need to conserve capital; or

2.13.5. a material breach of this Agreement by the Company.

2.14. “Group” means two or more Persons acting together as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of or voting securities of the Company.

2.15. “Initial B/P Holder” means a Person that holds any shares of Series B/P Preferred as of the date the first share of Series B/P Preferred is issued.

2.16. “Manager” shall mean any of Samuel R. Saks, Bruce C. Cozadd, Robert M. Myers, Matthew K. Fust, Carol A. Gamble and Janne L. T. Wissel.

2.17. “Managers’ Bonus Rate” shall mean the average for all Managers of X/Y where X is the actual bonus paid for the year in which a termination occurs or the Reference Year, as appropriate, and Y is the target bonus for such year; but including only those Managers who were employed for the entire year; provided that if there were no Managers employed for the entire year, then the Managers’ Bonus Rate shall equal the Executive’s Bonus Rate.

2.18. “Management Team” shall mean the Chairman of the Board (if the Chairman is an officer of the Company), the Chief Executive Officer, and the management employees reporting directly to the Chairman or the Chief Executive Officer, in office immediately prior to a Significant Transaction.

2.19. “Original Purchase Price” for each Share shall mean the price paid by the Executive for that Share (as appropriately adjusted for any stock combination, stock split, stock dividend, recapitalization or other similar transaction after the date hereof).

2.20. “Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature, and “control” shall have the meaning given such term under Rule 405 of the Securities Act of 1933, as amended (the “Securities Act”).

2.21. “Preferred Shares” shall mean the shares of the Company’s Series A Preferred Stock and Series B Preferred Stock (or Common Stock issuable upon conversion of the Series A Preferred Stock or Series B Preferred Stock) that the Executive now owns or hereafter acquires from the Company.

2.22. “Put” shall mean the right of the Executive or his/her estate to require the Company to buy Vested Shares pursuant to Section 9.4.

2.23. “Reference Year” shall mean the year following the year in which the Executive’s employment termination occurs.

2.24. “Regular Severance” shall mean:

2.24.1. an amount, payable in accordance with the Company’s customary payroll practices, for each month during the Severance Period, equal to one-twelfth of the Executive’s base salary in effect at the time of termination, subject to standard deductions and withholdings; plus

2.24.2. an amount, payable monthly, equal to the monthly COBRA payments to continue medical and dental benefits for a period ending on the earlier of (a) the end of the last month of the Severance Period and (b) the date on which the Executive is covered by medical and dental insurance through his or her own employment;

2.24.3. an amount, payable at such time as bonus payments are due to other employees of the Company for the year in which the termination occurs, equal to the sum of (a) one-half of the Annual Bonus Rate for the Termination Year times Executive’s base salary in effect at the time of termination prorated, on the basis of a 365-day year, to reflect the number of days elapsed in the year of Executive’s termination prior to and including the date of termination plus (b) the Annual Bonus Rate for the Termination Year times Executive’s base salary in effect at the time of termination prorated, on the basis of a 365-day year, to reflect the number of days remaining in the year of Executive’s termination after the date of termination; and

2.24.4. an amount, payable at such time as bonus payments are due to other employees of the Company for the Reference Year, equal to the Annual Bonus Rate for the Reference Year times the Executive’s base salary in effect at the time of termination prorated, on the basis of a 365-day year, to reflect the number of days elapsed in the year of Executive’s termination prior to and including the date of termination.

2.25. “Right of Repurchase” shall mean the Company’s right to repurchase Unvested Shares pursuant to Section 8.1.

2.26. “Severance Period” shall mean 12 months plus one additional month for each quarter, up to a maximum of 12, that the Executive has been employed by the Company in excess of two years. For avoidance of doubt, the maximum Severance Period is two years.

2.27. “Shares” shall mean the Common Shares and the Preferred Shares.

2.28. “Significant Transaction” shall mean a merger or consolidation of the Company with or into any Person, or an acquisition of all of the business of another Person regardless of form, if and only if, after such merger, consolidation or acquisition, directors of the Company immediately prior to such merger, consolidation or acquisition constitute a majority of the directors of the surviving entity or its parent.

2.29. “Transactional Agreements” shall have the meaning assigned in Section 1.

2.30. “Unvested Founder Shares” shall mean the Founder Shares held by the Executive that are then subject to the Right of Repurchase.

2.31. “Vested Shares” shall mean the Shares held by the Executive that are not subject to the Right of Repurchase.

2.32. “Vesting Base Date” shall mean the date(s) set forth on Exhibit A.

3.	Employment.

3.1. Term. The Company hereby employs the Executive, and the Executive hereby accepts employment by the Company, upon the terms and conditions set forth in this Agreement. The term of the Executive’s employment under the terms and conditions of this Agreement shall continue until the fifth anniversary of the date of this Agreement, subject to the provisions of Section 5.

3.2. Title. The Executive shall have the title of Senior Vice President and Chief Financial Officer of the Company and shall also serve in such other capacity or capacities as the Board of Directors of the Company (the “Board”) may from time to time prescribe. The Executive shall report to the Chief Executive Officer of the Company.

3.3. Duties. The Executive shall do and perform all services, acts or things necessary or advisable to manage and conduct the business of the Company and which are normally associated with the position of Senior Vice President and Chief Financial Officer, consistent with the bylaws of the Company and as required by the Board.

3.4. Location. Unless the Parties otherwise agree in writing, during the term of Executive’s employment under this Agreement, the Executive shall perform the services Executive is required to perform pursuant to this Agreement at the Company’s offices, located in Palo Alto, California; provided, however, that the Company may from time to time require the Executive to travel temporarily to other locations in connection with the Company’s business.

3.5. Commitment. Unless otherwise agreed to in advance by the Company’s Board of Directors, during the Executive’s employment by the Company, the Executive shall devote substantially all of Executive’s business energies, interest, abilities and productive time to the proper and efficient performance of Executive’s duties under this Agreement; provided, however, the Executive may engage in other outside business activity listed on Exhibit B hereto. If the Executive wishes to engage in any other outside work, the Executive agrees to notify and consult with the Board of Directors and shall not engage in such other outside work without the prior approval of the Board of Directors.

4.	Compensation of the Executive.

4.1. Base Salary. The Company shall pay the Executive a base salary at a rate of three hundred thousand dollars ($300,000) per year for calendar year 2004, subject to increases approved by the Board of Directors for calendar years thereafter, less payroll deductions and all required withholdings, payable in regular periodic payments in accordance with Company policy. Such base salary shall be prorated for any partial year of employment on the basis of a 365-day year.

4.2. Bonus. In addition to Executive’s base salary, the Executive will be entitled to receive a bonus determined in accordance with an executive bonus plan established by the Board of Directors. The target bonus for the Executive shall be 40% (subject to increases approved by the Board of Directors) of the annual base salary rate.

4.3. Employment Taxes. All of the Executive’s compensation shall be subject to customary withholding taxes and any other employment taxes as are commonly required to be collected or withheld by the Company.

4.4. Benefits. The Executive shall, in accordance with Company policy and the terms of the applicable plan documents, be eligible to participate in benefits under any executive benefit plan or arrangement which may be in effect from time to time and made available to the Company’s executive or key management employees.

4.5. Vacation. Executive shall be eligible for paid time off and holidays in accordance with the Company’s standard policies for executive employees.

4.6. Expenses. The Company shall reimburse Executive for all reasonable, documented out-of-pocket business expenses incurred on behalf of the Company in the performance of the Executive’s duties.

5.	Termination.

5.1. Termination by the Company. The Executive’s employment with the Company may be terminated under the following conditions:

5.1.1. Death or Disability. The Executive’s employment with the Company shall terminate effective upon the date of the Executive’s death or Complete Disability.

5.1.2. For Cause. The Company may terminate the Executive’s employment under this Agreement for Cause by delivery of notice to the Executive specifying the Cause or Causes relied upon for such termination. Any notice of termination given pursuant to this Section 5.1.2 shall effect termination as of the future date specified in such notice or, in the event no such date is specified, on the last day of the month in which such notice is delivered or deemed delivered as provided in Section 15 below.

5.1.3. Without Cause. The Company may terminate the Executive’s employment under this Agreement at any time for any reason other than for “Cause” by delivery of notice of such termination to the Executive. Any notice of termination given pursuant to this Section 5.1.3 shall effect termination as of the future date specified in such notice or, in the event no such date is specified, on the last day of the month in which such notice is delivered or deemed delivered as provided in Section 15 below.

5.2. Termination By The Executive. The Executive may terminate the Executive’s employment with the Company under the following conditions:

5.2.1. For Good Reason. The Executive may terminate the Executive’s employment under this Agreement for Good Reason effective 30 days following delivery of notice to the Company specifying the Good Reason relied upon by the Executive for such termination, provided that such notice is delivered within three (3) months following the occurrence of any event or events constituting Good Reason, and failure of the Company to cure the event which constitutes Good Reason within such 30-day period.

5.2.2. Without Good Reason. The Executive may terminate the Executive’s employment hereunder for other than Good Reason effective upon 30 days’ notice to the Company.

5.3. Termination by Mutual Agreement of the Parties. The Executive’s employment pursuant to this Agreement may be terminated at any time upon a mutual agreement in writing of the Parties. Any such termination of employment shall have the consequences specified in such agreement. Any agreement of termination entered into pursuant to this Section 5.3 shall effect termination as of the date specified in such agreement or, in the event no such date is specified, on the last day of the month in which such agreement is delivered or deemed delivered as provided in Section 15 below.

5.4. Termination of Obligations. In the event of the termination of the Executive’s employment hereunder and pursuant to this Section 5, the Company shall have no obligation to pay Executive any base salary, bonus or other compensation or benefits, except as otherwise provided in this Agreement or for benefits due to the Executive (and/or the Executive’s dependents) under the terms of the Company’s benefit plans or for reimbursement of reasonable, documented business expenses.

6.	Compensation Upon Termination.

6.1. Death or Complete Disability. If the Executive’s employment is terminated pursuant to Section 5.1.1 (Death or Disability), the Company shall pay the Executive’s accrued base salary and accrued and unused vacation benefits earned through the date of termination and accrued bonus (if any), subject to standard deductions and withholdings, at the rate in effect at the time of termination to Executive and/or Executive’s heirs, and, except as provided in Section 9.2, the Company shall thereafter have no further obligations to the Executive and/or Executive’s estate under this Agreement.

6.2. For Cause or Without Good Reason. If the Executive’s employment is terminated pursuant to Section 5.1.2 (For Cause) or 5.2.2 (Without Good Reason), the Company shall pay the Executive’s accrued base salary and accrued and unused vacation benefits earned through the date of termination, subject to standard deductions and withholdings, at the rate in effect at the time of the notice of termination to Executive, and the Company shall thereafter have no further obligations to the Executive under this Agreement.

6.3. Without Cause or For Good Reason. If the Executive’s employment is terminated pursuant to Section 5.1.3 (Without Cause) or 5.2.1 (With Good Reason) (other than With Good Reason due to a relocation as described in Section 2.13.2 which event is covered in Section 6.5), the Executive shall be entitled to the Executive’s base salary and accrued and unused vacation benefits earned through the date of termination, in each case subject to standard deductions and withholdings. In addition, upon the Executive’s furnishing to the Company an effective waiver and release of claims (a form of which is attached hereto as Exhibit C), the Company shall pay the Executive Regular Severance for the period and in the manner set forth in the definition thereof.

6.4. Following a Significant Transaction. If the employment of 50% or more of the members of the Management Team, including the employment of the Chief Executive Officer, is terminated in connection with a Significant Transaction, and Executive is employed by the Company on the first anniversary of the effective date of the Significant Transaction, Executive shall have an option (exercisable by delivering notice of exercise to the Company) to terminate his or her employment. If the Executive opts to terminate his or her employment pursuant to this Section 6.4, upon the Executive’s furnishing to the Company an effective waiver and release of claims (a form of which is attached hereto as Exhibit C), the Company shall pay the Executive Regular Severance for the period and in the manner set forth in the definition thereof.

6.5. Change of Control Severance.

6.5.1. If any of the following occur, upon the Executive’s furnishing to the Company an effective waiver and release of claims (a form of which is attached hereto as Exhibit C), the Company shall pay the Executive Change of Control Severance for the period and in the manner set forth in the definition thereof:

(i) the Executive’s employment is terminated pursuant to Section 5.2.1 (With Good Reason) due to a relocation as described in Section 2.13.2;

(ii) the Executive’s employment is terminated pursuant to Section 5.1.3 (Without Cause) or Section 5.2.1 (With Good Reason) in connection with a Change of Control or Significant Transaction; or

(iii) the employment of 50% or more of the members of the Management Team, including the employment of the Chief Executive Officer, is terminated in connection with a Significant Transaction and, prior to the first anniversary of the effective date of the Significant Transaction, the Executive’s employment is terminated by the Company pursuant to Section 5.1.3 (Without Cause) or Section 5.2.1 (for Good Reason).

6.5.2. In the event there is a Change of Control of the Company and provided Executive is employed by the Company on the first anniversary of the effective date of the Change of Control, Executive shall have an option (exercisable by delivering notice of exercise to the Company) to terminate his or her employment. If the Executive opts to terminate his or her employment pursuant to this Section 6.5.2, at the time of such termination the Company shall pay the Executive Regular Severance for the period and in the manner set forth in the definition thereof.

6.5.3. In the event that any payment received or to be received by the Executive pursuant to this Agreement or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this Section 6.5.3, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then, subject to the provisions of Section 6.5.4 hereof, such Payment shall be reduced to the largest amount which would result in no portion of the Payment being subject to the Excise Tax. The determination of any required reduction pursuant to this Section 6.5.3 shall be made by a nationally recognized certified public accounting firm used by the Company immediately prior to the effective date of a change of control or, if such firm declines to serve, such other nationally recognized certified public accounting firm as may be designated by the Company (the “Accounting Firm”) in its discretion. All fees and expenses of the Accounting Firm shall be borne by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. If the Accounting Firm determines that a reduction is required by this Section 6.5.3, the Executive, in his/her discretion, may determine which portion of the Payment shall be reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax, and the Company shall pay such reduced amount to him/her. If the Internal Revenue Service (the “IRS”) determines that a Payment is subject to the Excise Tax, then Section 6.5.4 hereof shall apply, and the enforcement of Section 6.5.4 shall be the exclusive remedy to the Company for a failure by the Executive to reduce the Payment so that no portion thereof is subject to the Excise Tax.

6.5.4. If, notwithstanding any reduction described in Section 6.5.3 (or in the absence of any such reduction), the IRS determines that the Executive is liable for the Excise Tax as a result of the receipt of a Payment, then the Executive shall be obligated to pay back to the Company, within thirty (30) days after final IRS determination, an amount of the Payment equal to the “Repayment Amount”. The Repayment Amount with respect to a Payment shall be the smallest such amount, if any, as shall be required to be paid to the Company so that the Executive’s net proceeds with respect to any Payment (after taking into account the payment of the Excise Tax imposed on such Payment) shall be maximized. If the Excise Tax is not eliminated pursuant to this Section 6.5.4, the Executive shall pay the Excise Tax.

7.	Restrictions on Transfer.

Subject to the other provisions hereof, and except as permitted under the Right of First Refusal Agreement or Voting Agreement, Executive shall not sell, pledge or otherwise transfer to any person or entity any Shares or any interest therein until the earlier of (a) the fifth anniversary of the Initial Closing (as defined in the Purchase Agreement), and (b) the closing of a Change of Control.

8.	Repurchase of Unvested Shares.

8.1. Repurchase Right. Except as provided in Section 8.2 below, if the Executive’s employment is terminated, the Company has a right (but not an obligation) to repurchase (the “Right of Repurchase”) all or any portion of the Founder Shares held by the Executive for a price per share equal to the Original Purchase Price; provided, however, that the Right of Repurchase shall expire with respect to  1/48th of the Founder Shares on each monthly anniversary following the Vesting Base Date for such Founder Shares (i.e., so that the Right of Repurchase shall have expired with respect to all of such Common Shares 48 months following the Vesting Base Date).

8.2. Acceleration of Lapse of Repurchase Rights Upon Certain Events. Notwithstanding the provisions of Section 8.1,

8.2.1. if, prior to a Change of Control (and not in connection with such Change of Control), the Executive’s employment is terminated pursuant to Section 5.1.3 (Without Cause) or Section 5.2.1 (For Good Reason) at any time prior to the expiration of the Right of Repurchase, then one-fourth ( 1/4th) of the Founder Shares (or the actual number of Unvested Founder Shares immediately prior to such termination event, if less) will become Vested Shares immediately prior to such termination event, and the Company will have no Right of Repurchase with respect to such Founder Shares;

8.2.2. if, in connection with a Change of Control or within twelve (12) months following the closing of a transaction which constitutes a Change of Control, the Executive’s employment is terminated pursuant to Section 5.1.3 (Without Cause) or 5.2.1 (For Good Reason), then all of the then Unvested Founder Shares held by the Executive will become Vested Shares immediately prior to such termination event, and the Company will have no Right of Repurchase with respect to any of the Founder Shares;

8.2.3. if the Executive’s employment is terminated as described in Section 6.5.1.(ii) or Section 6.5.1(iii), then all of the then Unvested Founder Shares held by the Executive will become Vested Shares immediately prior to such termination event, and the Company will have no Right of Repurchase with respect to any of the Founder Shares; or

8.2.4. if, more than twelve (12) months following the closing of a transaction which constitutes a Change of Control, the Executive’s employment is terminated pursuant to Section 5.1.3 (Without Cause) or 5.2.1 (For Good Reason), then one-fourth ( 1/4th) of the Founder Shares (or the actual number of Unvested Founder Shares immediately prior to such termination event, if less) will become Vested Shares immediately prior to such termination event, and the Company will have no Right of Repurchase with respect to such Founder Shares.

8.3. Procedure to Exercise Right of Repurchase. To exercise its Right of Repurchase, the Company must give notice (“Notice of Repurchase”) to the Executive (or his/her estate) within 90 days after the date of the Executive’s termination and must purchase the Unvested Founder Shares no later than 10 days after the date of the notice.

9.	Put/Call Rights on Vested Shares.

9.1. Termination For Cause or Without Good Reason. Until the fifth anniversary following the Initial Closing, if the Executive’s employment is terminated pursuant to Section 5.1.2 (For Cause) or 5.2.2 (Without Good Reason), the Company will have the right (but not the obligation) to Call any or all of the Vested Shares at a price per share equal to the lower of their (a) Original Purchase Price or (b) Fair Market Value.

9.2. Termination due to Death or Complete Disability. Until the fifth anniversary following the Initial Closing, if the Executive’s employment is terminated pursuant to Section 5.1.1 (Death or Disability), the Company will have the right (but not the obligation) to Call, and the Executive or Executive’s estate will have the right (but not the obligation) to Put, any or all of the Vested Shares at a price per share equal to their Fair Market Value.

9.3. Termination Without Cause or For Good Reason. Until the fifth anniversary following the Initial Closing, if the Executive’s employment is terminated pursuant to Section 5.1.3 (Without Cause) or 5.2.1 (For Good Reason), the Company will have the right (but not the obligation) to Call any or all of the Vested Shares at a price per share equal to their Fair Market Value.

9.4. Procedure to Exercise Put/Call Rights. To exercise its right to Call Vested Shares, the Company must give notice (“Notice of Put/Call Exercise”) to the Executive (or his/her estate) within the later of (a) 90 days after the date of the Executive’s termination and (b) if the Executive purchases the Vested Shares pursuant to an option exercise after the date of the Executive’s termination, 30 days after the date of such purchase; and the Company must purchase the Vested Shares no later than 10 days after the date of the notice (unless the Executive or his/her estate, in his, her or its discretion, agrees to a longer period). To exercise its right to Put Vested Shares, the Executive or his/her estate must give notice (“Notice of Put/Call Exercise”) to the Company within 395 days after the date of the Executive’s termination. The Company will purchase the Vested Shares no later than 30 days after the date of the notice (unless the Executive or his/her estate, in his, her or its discretion, agrees to a longer period).

9.5. Termination of Call Right. The Company’s right to Call the Vested Shares shall terminate upon the closing of a Change of Control.

10.	Permitted Transfers; Prohibited Transfers.

10.1. Permitted Transfers. The restriction on transfer under Section 7 and the Company’s right to Call Vested Shares under Section 9.4 shall not apply to:

10.1.1. any transfer of Shares to the ancestors, descendants, spouse or domestic partner of Executive, or to trusts for estate planning purposes for the benefit of such persons or the Executive;

10.1.2. any transfer of Shares by the laws of descent or distribution;

10.1.3. after the fourth anniversary of the date of the Initial Closing (as defined in the Purchase Agreement), up to 20% of the Shares then held by the Executive, provided that the Company’s Common Stock has been listed on an established stock exchange or a national market system for at least one year;

10.1.4. any transfer of Shares pursuant to, and in accordance with, Section 4 of the Right of First Refusal Agreement or Section 2 of the Voting Agreement; and

10.1.5. any sale of Shares pursuant to an effective registration statement under the Securities Act of 1933, as amended, in accordance with the Investor Rights Agreement.

The Shares transferred under Section 10.1.1 or 10.1.2 shall remain “Shares” for all purposes of this Agreement, the transferee shall be treated as the “Executive” for all purposes of this Agreement (other than with respect to matters related to employment) and, as a condition to any such transfer, the transferee shall be required to agree in writing to be bound by the provisions of Sections 7, 8 and 9 of this Agreement.

10.2. Prohibited Transfers. Any sale, pledge, or other transfer of Shares not made in conformance with this Agreement shall be null and void, shall not be recorded on the books of the Company and shall not be recognized by the Company.

11.	Legend; Stop Transfer Instructions.

11.1. Legend. Each certificate representing Shares or issued to any person in connection with a transfer pursuant to Section 10.1.1 or 10.1.2 shall be endorsed with the following legend:

“THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN EMPLOYMENT AGREEMENT BY AND BETWEEN THE HOLDER HEREOF (OR AN ASSIGNOR) AND THE COMPANY. A COPY OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”

11.2. Stop Transfer Instructions. The Executive agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in Section 11.1 above to enforce the provisions of this Agreement and the Company agrees promptly to do so. The legend shall be removed upon termination of Sections 7, 8 and 9 of this Agreement.

12.	Survival of Certain Sections.

Sections 1, 2 and 6 through 25 of this Agreement will survive the termination of Executive’s employment under this Agreement.

13.	Ownership.

Executive represents and warrants that he or she is the sole legal and beneficial owner of the Shares subject to this Agreement and that no other person or entity has any interest (other than a community property interest) in such shares and that no consent of any other person or entity is required by reason of any community property interest or otherwise to enter into this Agreement and carry out the provisions hereof.

14.	Market Standoff.

The Executive hereby agrees that, if so requested by the Company or any representative of the underwriters in connection with the registration of a public offering of any securities of the Company under the Securities Act of 1933, as amended (the “Securities Act”), the Executive shall not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise transfer or dispose of any Shares or other securities of the Company (a “Market Standoff”) without the prior written consent of the Company and the underwriter’s representative for such period of time (a) not to exceed 180 days following the effective date of a registration statement of the Company filed under the Securities Act in the case of the Company’s initial public offering or (b) commencing with the date the Company provides notice to the Executive of a proposed follow-on offering and ending 90 days after the effective date of the registration statement or, in the event of a shelf registration, the date of the prospectus for such follow-on offering, as may be requested by the underwriter’s representative; provided, however, that the Executive shall not be required to agree to a Market Standoff for a period of time that commences less than 30 days after the expiration of another period of time during which the Executive has agreed to a Market Standoff. The obligations of the Executive under this Section 14 shall be conditioned upon similar agreements being in effect with each other stockholder who is an officer, director or, with respect only to the Company’s initial public offering, greater than 1% stockholder of the Company prior to such initial public offering.

15.	Escrow of Shares.

Pursuant to the terms of the Joint Escrow Instructions in substantially the form attached hereto as Exhibit D, until the expiration of Sections 7, 8 and 9 of this Agreement, the Shares issued under this Agreement shall be held by the Escrow Agent (as defined in such Joint Escrow Instructions) along with a stock assignment executed in blank in the form attached hereto as Exhibit E. Upon request by the Company, the Executive will deliver the Shares to the Escrow Agent.

16.	Assignment and Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the Executive and the Executive’s heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of the Executive’s duties under this Agreement, no employment obligations under this Agreement shall be assignable by the Executive. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.

17.	Notices.

All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient, or if not, then on the next business day; (iii) one day after deposit with a nationally (or internationally) recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices to the Company shall be sent to the Company’s principal place of business. All notices to the Executive shall be sent to the address as set forth on the signature page or at such other address as the Executive may designate by ten days advance notice to the Company.

18.	Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of California excluding those laws that direct the application of the laws of another jurisdiction.

19.	Amendment and Waiver.

Any provision of this Agreement may be amended or waived only by a written instrument signed by the Company (with approval of a majority of the Board of Directors) and the Executive. Any such waiver, amendment, modification or termination of any provision of this Agreement shall be binding on all parties hereto and their respective successors and permitted assigns.

20.	Severability.

In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

21.	Interpretation; Construction.

The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but the Executive has been encouraged to consult with Executive’s own independent counsel and tax advisors with respect to the terms of this Agreement. The Parties agree that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

22.	Attorneys’ Fees.

If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of the Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

23.	Cumulative Remedies.

No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.

24.	Further Assurances.

The parties to this Agreement agree to cooperate with the other parties, and to execute such further instruments, documents and agreements, and to give such further written assurances, as may be reasonably requested by the other parties, to carry into effect the intent and purpose of this Agreement.

25.	Counterparts.

This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have executed this Agreement on February 18, 2004, to be effective as of February 18, 2004.

JAZZ PHARMACEUTICALS, INC.

By:	/s/ Samuel R. Saks
Samuel R. Saks, Chief Executive Officer

EXECUTIVE:

/s/ Matthew K. Fust
Matthew K. Fust

Address:

EXHIBIT A

VESTING BASE DATE

For shares of the Company’s Common Stock now held by the Executive, the Vesting Base Date shall be April 17, 2003.

For shares of the Company’s Common Stock issued upon exercise by the Executive of an option to purchase shares of the Common Stock (an “Option”), the Vesting Base Date shall be the vesting base date set forth in the Option agreement/notice of exercise.

For shares of the Company’s Common Stock hereafter acquired by the Executive from the Company, but not issued pursuant to an Option, the Vesting Base Date shall be the date of acquisition of such shares.

EXHIBIT B

OTHER BUSINESS ACTIVITY

Non-profit organizations:

Board of Directors of Project Inform.

Other nonprofit Boards of Directors from time to time.

EXHIBIT C

RELEASE AND WAIVER OF CLAIMS

In consideration of the payments and other benefits set forth in Section 6.4 of the Employment Agreement dated                     , 2004, to be effective as of                     , 200   to which this form is attached, I,                                 , hereby furnish JAZZ PHARMACEUTICALS, INC. (the “Company”) with the following release and waiver (“Release and Waiver”).

In exchange for the consideration provided to me by this Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its directors, officers, employees, stockholders, partners, agents, attorneys, predecessors, successors, insurers, Affiliates, and assigns from any and all claims, demands, liabilities, and obligations. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all contractual claims, including claims for breach of contract, wrongful termination, or breach of the covenant of good faith and fair dealing; (3) all tort claims, including claims for fraud, defamation, and emotional distress; and (4) all federal, state, and local statutory claims including claims for discrimination, harassment, attorneys’ fees or other claims arising under the federal Civil Rights Act of 1964, as amended, the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”), or the California Fair Employment and Housing Act. However, this general release does not extend to rights and benefits expressly provided for in the Employment Agreement, under the governing documents for any securities I own of record, and under any agreement, bylaw or statute providing me with indemnification.

Except as provided in the Employment Agreement described above, I acknowledge and agree that the Company already has paid me any and all salary, other wages, bonuses, commissions, incentives, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options or any other ownership interests in the Company I am owed, and that no such further payments, amounts or interests are owed or will be owed.

I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company. If I am 40 years of age or older upon execution of this Release and Waiver, I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) I have the right to consult with an attorney before executing this Release and Waiver (although I may choose voluntarily not to do so); and (c) I have twenty-one (21) days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the seven (7) day revocation period has expired.

If I am less than 40 years of age upon execution of this Release and Waiver, I acknowledge that I have the right to consult with an attorney before executing this Release and Waiver (although I may choose voluntarily not to do so); and (c) I have five (5) days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier).

I agree neither to file nor to encourage or knowingly permit another to file any claim, charge, grievance, complaint or action for any sort of monetary damages against the Company and other released parties set forth above concerning any matter covered by this Agreement, except as otherwise provided by law.

Date:
[TYPE NAME]

EXHIBIT D

JOINT ESCROW INSTRUCTIONS

[Escrow Agent Name and Address]

Ladies and Gentlemen:

As escrow agent (the “Escrow Agent”) for both Jazz Pharmaceuticals, Inc., a Delaware corporation, and any assignee (referred to collectively as the “Company”), and the undersigned purchaser of stock of the Company (the “Executive”), you are hereby authorized and directed to hold the documents delivered to you pursuant to the terms of that certain Employment Agreement, dated as of             , 2004 (the “Agreement”) between the Company and the Executive (the “Escrow”), in accordance with the following instructions:

1. In the event the Company and/or any assignee of the Company exercises the Company’s Right of Repurchase (as defined in the Agreement), the Company shall give to Executive and you a written notice specifying the number of shares of stock to be purchased, the purchase price and the time for a closing hereunder at the principal office of the Company. Executive and the Company hereby irrevocably authorize and direct you to close the transaction contemplated by such notice in accordance with the terms of said notice.

2. At the closing, you are directed (a) to date the stock assignments necessary for the transfer in question, (b) to fill in the number of shares being transferred, and (c) to deliver the same, together with the certificate evidencing the shares of stock to be transferred, to the Company, against the simultaneous delivery to you of the purchase price (by cash, a check, promissory note, wire transfer, cancellation of indebtedness or some combination thereof) for the number of shares of stock being purchased pursuant to the exercise of the Company’s Right of Repurchase.

3. Executive irrevocably authorizes the Company to deposit with you any certificates evidencing shares of stock to be held by you hereunder and any additions and substitutions to said shares. Executive does hereby irrevocably constitute and appoint you as Executive’s attorney-in-fact and agent for the term of this Escrow to execute with respect to such securities all documents necessary or appropriate to make such securities negotiable and to complete any transaction herein contemplated, including but not limited to the filing with any applicable state blue sky authority of any required applications for consent to, or notice of transfer of, the securities. Subject to the provisions of the Agreement and of this Escrow Agreement, Executive shall exercise all rights and privileges of a shareholder of the Company while the stock is held by you.

4. Upon written request of the Executive, but no more than once per calendar year, unless the Company’s Right of Repurchase has been exercised, you will deliver to Executive a certificate or certificates representing so many shares of stock as are not then subject to the Company’s Right of Repurchase. Within one hundred (100) days after cessation of Executive’s continuous employment by the Company, or any parent or subsidiary of the Company, you will deliver to Executive a certificate or certificates representing the aggregate number of shares held or issued pursuant to the Agreement and not purchased by the Company or its assignees pursuant to exercise of the Company’s Right of Repurchase.

5. If at the time of termination of this escrow you should have in your possession any documents, securities or other property belonging to Executive, you shall deliver all of the same to Executive and shall be discharged of all further obligations hereunder.

6. Your duties hereunder may be altered, amended, modified or revoked only by a writing signed by all of the parties hereto.

7. You shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed by you to be genuine and to have been signed or presented by the proper party or parties. You shall not be personally liable for any act you may do or omit to do hereunder as Escrow Agent or as attorney-in-fact for Executive while acting in good faith, and any act done or omitted by you pursuant to the advice of your own attorneys shall be conclusive evidence of such good faith.

8. You are hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person or corporation, excepting only orders or process of courts of law and are hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case you obey or comply with any such order, judgment or decree, you shall not be liable to any of the parties hereto or to any other person, firm or corporation by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

9. You shall not be liable in any respect on account of the identity, authorities or rights of the parties executing or delivering or purporting to execute or deliver the Agreement or any documents or papers deposited or called for hereunder.

10. You shall not be liable for the outlawing of any rights under the Statute of Limitations with respect to these Joint Escrow Instructions or any documents deposited with you.

11. You shall be entitled to employ such legal counsel and other experts as you may deem necessary properly to advise you in connection with your obligations hereunder, may rely upon the advice of such counsel, and may pay such counsel reasonable compensation therefor.

12. Your responsibilities as Escrow Agent hereunder shall terminate if you shall cease to be an officer or agent of the Company or if you shall resign by written notice to each party. In the event of any such termination, the Company shall appoint a successor Escrow Agent.

13. If you reasonably require other or further instruments in connection with these Joint Escrow Instructions or obligations in respect hereto, the necessary parties hereto shall join in furnishing such instruments.

14. It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of the securities held by you hereunder, you are authorized and directed to retain in your possession without liability to anyone all or any part of said securities until such disputes shall have been settled either by mutual written agreement of the parties concerned or by a final order, decree or judgment of a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but you shall be under no duty whatsoever to institute or defend any such proceedings.

15. Any notice required or permitted hereunder shall be given pursuant to the notice provision set forth in the Agreement, provided any notice to be sent to Escrow Agent shall be sent to the address set forth on the signature page hereto, or such other address as the Escrow Agent may provide from time to time in accordance with the terms of the Agreement.

16. By signing these Joint Escrow Instructions, you become a party hereto only for the purpose of said Joint Escrow Instructions; you do not become a party to the Agreement.

17. This instrument shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and permitted assigns.

18. These Joint Escrow Instructions shall be governed by, and construed and enforced in accordance with, the laws of the State of California.

19. All references to you, your and similar phrases shall refer to the Escrow Agent.

Dated:	COMPANY:

JAZZ PHARMACEUTICALS, INC.

By:
Name:
Title:

Dated:	EXECUTIVE: [ ]

Executive’s Spouse (if applicable)

Dated:	ESCROW AGENT:

[ ]

By:
Name:
Title:

EXHIBIT E

ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED and pursuant to that certain Employment Agreement between the undersigned (“Executive”) and Jazz Pharmaceuticals, Inc. (the “Company”) dated             , 2004 (the “Agreement”), Executive hereby sells, assigns and transfers unto the Company                                                                                                                                                                                              (            ) shares of the Common Stock of the Company, standing in Executive’s name on the books of the Company and represented by Certificate(s) No(s).             , and hereby irrevocably constitutes and appoints                                                                                                                                                                                              to transfer said stock on the books of the Company with full power of substitution in the premises. THIS ASSIGNMENT MAY ONLY BE USED AS AUTHORIZED BY THE AGREEMENT.

Dated:	Signature:

By:
Name:

Spouse (if applicable)

Instructions: Please do not fill in any blanks other than the signature line. The purpose of this assignment is to enable the Company to exercise its repurchase option set forth in the Agreement without requiring additional signatures on the part of Executive.